Exhibit 10.3

August 21, 2008

Art Peck

Dear Art,

Congratulations on your new position with the company!

This letter is to confirm your compensation arrangements as President, Outlet and Corporate Strategy. In this position you will report to Glenn Murphy, Chairman and CEO, Gap Inc.

Salary. Your annual salary will be $750,000, payable every two weeks.

Start Date. Your first day in your new position is August 21, 2008.

Annual Bonus. Based on your position as Division President, you will continue to be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as key business goal and individual performance. Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Your annual bonus for fiscal 2008 is scheduled for payment in March 2009. You must be employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

For fiscal 2008 only:

For the financial component of the bonus (weighted at 75% of the target bonus), you will receive the greater of: (a) the amount you would receive, based on your prorated actual base salary during fiscal 2008, for the annualized financial results of Gap Inc. for the period up to August 20, 2008 and the annualized financial results of Outlet (50% weight) and Gap Inc. (50% weight) from August 21, 2008 to the end of the fiscal year; or (b) the amount you would have received had you remained in your former position as EVP, Corporate Strategy & Operations at your former salary ($675,000) for the entire fiscal year. The individual component (weighted at 25% of the target bonus) will be based on CEO assessment of performance against key business goals and individual performance.

Long-Term Incentive Awards. You have been granted a long-term incentive award, which gives you the opportunity to share in the company’s success over time.

Art Peck

August 21, 2008

Page Two

Stock Award. The Compensation and Management Development Committee of the Board of Directors approved a stock award grant to you on August 20, 2008 (“date of grant”) covering 75,000 shares of Gap Inc. common stock, subject to the provisions of the Company’s stock plan. Stock awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will vest as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date.

Stock Award of 37,500 shares vesting two years from date of grant

Stock Award of 37,500 shares vesting three years from date of grant

Performance Stock Awards. Based on your position as Division President, you will continue to be eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or Division financial objectives. Under the current program, your annual target for this program is equal to 50% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 100%. Performance stock awards will be prorated based on active time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. For fiscal 2008, the award of your performance units is scheduled to be made in March 2009 provided you are employed by Gap Inc. on the date of the award with a performance rating of “On Target” or above. The number of performance units will be determined in March 2009 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. The award will vest 50% two years from the date of grant and 50% three years from the date of grant provided you are employed by Gap Inc. on the vesting dates. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

For fiscal 2008 only, you will receive the greater of: (a) the award you would receive, based on your prorated actual base salary during fiscal 2008, for the annualized financial results of Gap Inc. for the period up to August 20, 2008 and the annualized financial results of Outlet (50% weight) and Gap Inc. (50% weight) from August 21, 2008 to the end of the fiscal year; or (b) the award you would have received had you remained in your former position as EVP, Corporate Strategy and Operations, at your former salary ($700,000) and performance stock award target (40%) for the entire fiscal year.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades, and comply with Section 16 of the Securities Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Stock Administration, at (415) 427-2481.

Art Peck

August 21, 2008

Page Three

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Please review this agreement, sign one set of the enclosed originals and return to Eva Sage-Gavin at Gap Inc. You may keep the other original for your personal records.

Art, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

/s/ Glenn Murphy
Glenn Murphy Chairman and CEO, Gap Inc.

Confirmed this 2nd day of September, 2008

/s/ Art Peck
Art Peck

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, Art Peck, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, before or during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, before, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc.

I agree that in the event my employment is terminated for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

In order to protect the Confidential Information, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, or vendors. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

I agree now, and after my employment with the Company terminates not to, directly or indirectly, disparage the Company in any way or to make negative, derogatory or untrue statements about the Company, its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 2nd DAY OF SEPTEMBER, 2008.

/s/ Art Peck
Art Peck